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                                                                    EXHIBIT 10.2



September 14, 1990

Mr. Piyush Sodha
1529 Farington Drive
Plano, TX  75075

Dear Mr. Sodha:

We are pleased to offer you the position of Chief Operating Officer of LCC Incorporated, reporting directly to me. The proposed terms and conditions for your employment are set forth in two separate agreements which are enclosed. One is an LCC Employment Agreement, and the other is an Employee Agreement on Ideas, Inventions and Confidential Information.

If you wish to accept the offer, we would like you to report for work no later than November 1, 1990. LCC's normal hours are Monday through Friday, 9:00 a.m. to 5:30 p.m. with an hour for lunch. This is our formal offer and requires your acceptance within three days of receipt.

In addition to the terms and conditions in the enclosed agreements, LCC is in the process of formulating a phantom stock program. With phantom stock, unlike traditional shares of stock, you are not a shareholder in the corporation, but you do receive the financial benefit of any increase in the value of the company's stock.

If our efforts bear fruit in the form of an acceptable phantom stock program, it is LCC's intention to allocate to the position of Chief Operating Officer, financial benefits equal to those that would be enjoyed by the owner of one percent of LCC's stock. Benefits associated with up to an additional one percent of LCC's stock would be reserved for allocation to the Chief Operating Officer on the first anniversary of employment based upon performance as evaluated by LCC's Board of Directors.

I wish to emphasize, however, that no phantom stock program is yet in place, and I cannot at this time anticipate the specific terms of the program we are hoping to establish or when it might be ready. In the event that no phantom stock program is implemented, you will receive the equivalent percentage in LCC's profit sharing for the year. Please note that neither the profit sharing plan nor the phantom stock will reflect any profits from APEX Corporation or LCC of Mexico, nor will any financial gains derived from these two companies be included in your compensation.

Further compensation will be provided in the form of a one-time bonus at the end of calendar year 1990, in the amount of one percent (1%) of LCC's 1990 profits



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Mr. Piyush Sodha
September 14, 1990
Page 2



prorated to the length of your employment with LCC, but not less than fifteen thousand dollars ($15,000.00).

If you wish to accept LCC's offer, please countersign a copy of this letter, sign a copy of each of the enclosed agreements and return all of the signed documents to me within five days after your receipt of this letter. An extra copy of each of these documents is enclosed for your files, and a memo regarding employee verification is also enclosed.

I would be happy to answer any questions you may have regarding LCC or its offer to you. We hope that you will accept this offer, and we look forward to your joining the LCC staff.



Sincerely,                                       Accepted:

/s/ NEERA SINGH                                  /s/ PIYUSH SODHA
- ----------------------                           ------------------------------
Neera Singh                                      Piyush Sodha
Executive Vice President
                                                 10/1/90
                                                 ------------------------------
                                                 Date

Enclosures


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                                        October 11, 1990


Mr. Piyush Sodha
1596 Farington Drive
Plano, Texas  75075

     RE: Employment Agreement dated the 1st day of October, 1990

Dear Mr. Sodha:

     Pursuant to subsection 3.4 of the above captioned Employment Agreement the undersigned, LCC Incorporated (hereinafter "LCC"), agreed to provide you a relocation allowance and home sale assistance program administered through PHH Home Equity (hereinafter "PHH"). The total obligation of LCC pursuant to subsection 3.4 was not to exceed $50,000 in the aggregate. Following execution of the Employment Agreement, we have determined that it is inappropriate to engage PHH to assist in the disposal of your residence located at 1595 Farington Drive, Plano, Texas (the matters with respect to the disposition of the Existing Residence and our assistance in order to permit you to settle on a new home within the Washington, D.C. metropolitan area (the "Replacement Residence").

     This letter shall serve to modify and amend the obligations of LCC pursuant to section 3.4. In the event you settle on a Replacement Residence prior to the sale of the Existing Residence, LLC hereby agrees to assist you in obtaining a "bridge loan" in an amount equal to the equity which would have been available for distribution to you assuming the Existing Residence was sold at the Appraised Value (as such term is defined below).

     For purposes hereof the "Appraised Value" shall be defined to be the arithmetic mean of the three market determinations made by three independent commercial real estate firms to be selected by you, doing business in Plato, Texas. We understand that prior to your relocating to the Washington, D.C. area you will engage one of such firms to market the Existing Residence. LCC agrees to reimburse you for any monthly interest payments on the bridge loan pending settlement of the Existing Residence, and further, to pay at settlement any normal and customary expenses incurred by you in connection with your sale of the Residence. Further, LCC shall remain obligated to reimburse you for reasonable closing costs associated with your acquisition of the Replacement Residence.



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Mr. Piyush Sodha
October 11, 1990
Page 2





     The maximum obligation of LCC pursuant to the provisions contained in this letter shall remain at the $50,000 amount presently set forth in subsection 3.4, it being intended that LCC shall incur up to $50,000 in reasonable expenses and closing costs, together with interest on the bridge loan, as aforesaid. The aforesaid provisions remain expressly subject to the conditions set forth in the first sentence of section 3 of the Employment Agreement requiring your remaining in the employ of LCC for a period of not less than one year.

     In addition, we will require your cooperation in order to permit us to prepare the necessary documents required by the Internal Revenue Service in connection with all such payments.

     We trust that the foregoing will be acceptable and ask that you acknowledge your acceptance of such terms where indicated below and return a countersigned copy of this letter as soon as possible.

     We look forward to welcoming you to the Washington, D.C. area.


                                              Sincerely,
                                              LCC Incorporated


                                              By:/s/ NEERA SINGH
                                                 -----------------------------

ACCEPTED AND AGREED:


/s/ PIYUSH SODHA
- -----------------------------
Piyush Sodha


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                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into this 1st day of October, 1990, between (i) LCC INCORPORATED ("LCC"), with offices at
1835 K Street, N.W., suite 900, Washington, D.C. 20006, and (ii) PIYUSH SODHA ("Executive"), who resides at 1595 Farington Drive, Plano, Texas 75075, who, intending to be legally bound, hereby agree as follows:

                                  INTRODUCTION

A. LCC engages in the business of providing communications engineering services to persons and entities establishing cellular radiotelephone systems, and Executive has experience with the telecommunications industry.

B. LCC wishes to employ Executive, on an at-will basis, as Chief Operating Officer for LCC, and Executive wishes to accept such employment, all in accordance with the terms and conditions of this Agreement.

                                   AGREEMENT

1. Duties of Executive

1.1 Position. LCC shall employ Executive at will in the capacity of Chief Operating Officer. In accepting such employment, Executive hereby undertakes and assumes responsibility for performing such duties as shall be assigned to Executive by LCC at any time and from time-to-time. It is understood and agreed that any modification of Executive's title and/or duties hereunder by LCC shall not, unless expressly agreed upon between LCC and Employee in a duly executed amendment to the Agreement, result in any increase or decrease in Executive's compensation as described in Section 2 hereof.

1.2 Commitment. Executive covenants and agrees that, at all times as long as he is an officer of LCC, Executive shall devote his full-time efforts to his duties as an officer and employee of LCC. Executive further covenants and agrees that he will not, directly or indirectly, engage or participate in any activities at any time during the term of this Agreement that are in conflict with the best interest of LCC.

2. Compensation

2.1 Salary. As compensation for the services to be rendered by Executive to LCC under this Agreement, and subject to compliance by Executive with all of his representations, covenants, duties and obligations under this Agreement and that certain Employee Agreement on Ideas, Inventions and Confidential Information described more fully in Section 4 hereof, Executive shall be paid, so long as he shall



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be employed by LCC, at the initial rate of One Hundred Twenty-Five Thousand
Dollars ($125,000.00) per year, payable on the same basis as other employees of LCC are paid generally. Formal reviews of performance and salary will occur periodically. These reviews may result in an increase in salary.

2.2 Automobile Allowance. As further compensation for the services to be rendered by Executive to LCC under this Agreement, Executive shall be paid an automobile allowance equal to Four Hundred Fifty Dollars ($450.00) per month. LCC and Executive acknowledge that it shall be Executive's responsibility to procure, maintain and adequately insure any automobile to be used by Executive in the performance of his obligations hereunder.

2.3 Benefits. Executive shall be entitled to participate in such group medical and hospitalization, disability and life insurance plans, if any, and any other employee benefits as are now available or may hereafter, be made available to executive-level employees of Employer; provided, however, that employer reserves the right to terminate any or all of such benefits at any time upon
(5) business days prior notice to Executive. In addition to the foregoing, Executive shall be entitled to the use of a parking space, without charge, convenient to LCC's place of business.

2.4 Expenses. Employer shall pay or reimburse Executive for all reasonable and necessary expenses incurred by him in accordance with LCC's employee expense reimbursement policy and in connection with its duties hereunder.

3. Relocation Expenses

Subject to Executive's remaining in the employ of LCC for a period of not less than one (1) year after the date of this Agreement, LCC agrees to reimburse Executive for the following relocation expenses:

3.1 Airfare. LCC shall reimburse Executive for all cost of coach class airfare from Texas to Washington, D.C. for (a) up to two (2) round trips by Executive and his spouse for the purpose of securing living accommodations and (b) one
(1) one-way trip to relocate Executive and his immediate family.

3.2 Temporary Housing Allowance. LCC will reimburse temporary housing costs incurred by Executive for ten (10) weeks, up to a maximum amount of Three Thousand Dollars ($3,000.00).

3.3 Shipment of Personal Property. LCC will reimburse Executive for all reasonable and documented shipping costs incurred in moving clothing, household furnishings and up to two family automobiles to the Washington, D.C. area.


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3.4 Relocation Allowance.  LCC shall provide Executive with a home sales assistance program, managed through P.H.H. Home Equity in the disposal of current residence and shall bear all reasonable expenses associated with such a sale. In addition, LCC shall reimburse Executive for reasonable closing costs associated with the acquisition of a replacement residence in the Washington, D.C. area. All associated costs in section 3.4 shall not exceed Fifty Thousand Dollars ($50,000.00).

3.5 Remittance Obligation. In the event of any termination of this Agreement by either party for any reason, other than a termination by LCC in accordance with Section 5.4 hereof, Executive shall be obligated to remit to LCC the full amount of all allowances and reimbursements paid by LCC to Executive or on Executive's behalf in accordance with this Section 4.

4. Ideas, Inventions and Confidential Information

The LCC Employee Agreement on Ideas, Inventions and Confidential Information, which has been executed by Executive and LCC and is annexed hereto as Exhibit A, is hereby made a part of this Agreement just as if the terms of such agreement had been set forth in full herein; provided, however, that the terms of such agreement shall survive, in accordance with its terms, any termination or expiration of this Agreement.

5. Termination

5.1 By Executive. This Agreement may be terminated by Executive for any reason or for no reason at all upon ninety (90) days prior written notice to Employer.

5.2 By LCC: With Cause. This Agreement may be terminated by LCC with cause in the event of (a) any dishonesty or criminal misconduct by Executive, (b) any failure by Executive to observe or perform any of his duties or obligations hereunder, or under the LCC Employee Agreement on Ideas, Inventions and Confidential Information described more fully in Section 4 hereof, and the continued failure of Executive to observe or perform the same for a period of seven (7) business days from the date of his receipt of written notice from LCC specifying the act(s) or omission(s) deemed by LCC to be in violation of or contrary to the provisions of this Agreement, or (iii) gross negligence in the performance of his duties.

5.3 By LCC: Executive's Disability. In the event that Executive is prevented, for a period exceeding three (3) consecutive months, or for more than one hundred twenty (120) working days during any twelve (12) consecutive month period, from performing his obligations hereunder by reason of any accident, illness or other

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incapacity, LCC shall have the option to terminate this Agreement effective immediately upon written notice to Executive.

5.4 By LCC: Without Cause. This Agreement may be terminate by LCC without cause and without notice, provided the Executive is compensated the equivalent of ninety (90) days base salary.

5.5 Effect of Expiration or Termination. Payment of compensation and any other benefit hereunder shall cease as of the effective date of any expiration or termination of this Agreement.

6. Miscellaneous

6.1 Governing Law. This Agreement shall be governed by the laws of the State of Virginia without regard to the principles of conflicts of laws.

6.2 Severability. No determination by a court of competent jurisdiction that any term or provision of this Agreement is invalid or otherwise unenforceable shall operate to invalidate or render unenforceable any other term or provision of this Agreement and all remaining provisions shall be enforced in accordance with their terms.

6.3 Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing and sent by certified or registered mail, return receipt requested, first-class postage prepaid, if to Executive, to his address in LCC's records, and if to LCC, to the address of its principal office and directed to the attention of Dr. Rajendra Singh.

6.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings, oral or written. This agreement may be modified only by an instrument in writing duly executed by both parties.

6.5 Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same Agreement.

6.6 Titles and Captions. Titles and captions are used herein for convenient reference only and shall not affect the interpretation or construction of this Agreement.


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Accepted and agreed to by the parties or by their duly authorized representatives as of the date first set forth above.



LCC INCORPORATED                           PIYUSH SODHA (EXECUTIVE)
- ----------------                           ------------------------


/s/ RAJENDRA SINGH                         /s/ PIYUSH SODHA
- ------------------------------             ------------------------------
Rajendra Singh                             Piyush Sodha
President


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